Exhibit 10.8
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Annual Cash Incentive Bonus System for those Triangle Pacific Officers and Managers not currently covered by a previously established and approved performance incentive plan

The following bonus plan which is both performance and discretionary based will be used for determining the annual cash bonus compensation for all Triangle Pacific officers and managers not currently covered by a previously established and approved performance incentive plan. This plan totally replaces the one hundred percent discretionary approach to annual cash bonus determination which has been used in this company over the past 25 plus years. I believe this new bonus plan for determining an individual's annual cash bonus is a fair and sound one for all concerned. This plan meets the Board of Directors' desire to have in place a performance based plan to determine key managers' annual cash compensation rather than rely on our old 100% discretionary plan. With this approach both the Board and the individuals get to participate in the process of setting and approving the standards which performance is measured against. The plan insures that if the company and shareholders do well, the individual would share in this improvement. If performance is not there the individual obviously suffers. The plan is clear, concise, easy to administer and utilizes the key measurements we use constantly in our business to monitor performance. This plan still allows us to preserve our philosophy of compensation which has served this company very well in the past and which I think is essential to maintaining our well being in the future. In short the individual is rewarded when the company does well and is adversely affected bonus wise when the company performance is below budget. Bonus payments will be determined and paid as soon as possible after the year-end financial results are available and confirmed. This means bonus payments to all individuals covered by this plan will most likely be paid around the end of January or the beginning of February versus in December as has been done traditionally in the past.

The performance-based bonus will be comprised of two equal components which are determined from the annual plan and operating budget approved for the corporation and each operating division by the Board of Directors. The two performance standards are Operating Income as a % of working assets and Operating Cash Flow. Both of these performance factors will utilize the bonus determination chart shown below. Bonus dollars earned by an individual are determined for each performance criteria by multiplying the performance level % achieved times the individual's current annual base salary. Interpolation will be used to determine the exact performance factor achieved.


      Annual Base              Performance Level - % of Plan Objective
Grade Salary Range           80%      90%      100%      110%      120%
- -----------------------------------------------------------------------
1     $200,000+               7%      13%       20%       27%       34%
2     $150,000 to $199,999    6%      12%       18%       25%       32%
3     $100,000 to $149,999    5%      10.5%     16%       22%       28%
4     $ 90,000 to $ 99,999    5%       9.5%     14%       19%       24%
5     $ 80,000 to $ 89,999    4%       8%       12%       16%       20%
6     $ 70,000 to $ 79,999    4%       7%       10%       13%       16%
7     $ 60,000 to $ 69,999    4%       6%        8%       10%       12%
8     $ 50,000 to $ 59,999    3%       4.5%      6%        7.5%      9%
9     $ 40,000 to $ 49,999    2%       3%        4%        5%        6%
10    $ 20,000 to $ 39,999    1%       2%        3%        4%        5%


The discretionary based portion of the annual cash bonus will be based on a manager's written evaluation of an individual covering ten factors. Each factor will carry a weighting factor of zero to ten points. This portion of the annual cash bonus expressed as a % of base salary is as follows:

     Up to 20% of base salary for Grade 1
     Up to 15% of base salary for Grade 2 and 3
     Up to 10% of base salary for Grade 4 and 5
     Up to  5% of base salary for Grade 6 through 8
     Up to  3% of base salary for Grade 9 and 10
Evaluation factors for determining discretionary bonus:

Factors                              Rating Range        # Points Earned

1.  Works as a team player
    and promotes a team
    attitude                         0 to 10 points

2.  Willingness to act in
    company's best interest          0 to 10 points

3.  Dedication to job and
    achievement of division
    and corporate goals              0 to 10 points

4.  Willingness to accept
    responsibility, make
    quality decisions and
    demonstrate excellent
    judgment based on factual
    analysis                         0 to 10 points

5.  Ability to set a proper
    balance of both long and
    short term objectives            0 to 10 points

6.  Leadership skills as
    directed to achievement of
    consistent and challenging
    goals which were properly
    set and communicated             0 to 10 points

7.  Ability to communicate in a
    clear, consistent, accurate
    and thorough manner              0 to 10 points

8.  Demands quality performance
    from subordinates                0 to 10 points

9.  Ability to hire and retain
    quality people                   0 to 10 points

10. Develops subordinates for
    future management succession
    i.e. training skills             0 to 10 points
                                                      ---------------

    Total Points Earned                          =
                                                     ----------------


                                            % Bonus factor   Base Salary
Discretionary Bonus = Total Points Earned X allowed for    X      of
   $ Earned                  100            salary grade     Individual


The participant's total annual cash bonus earned will be the sum of the total bonus dollars earned from each of the plans three components; Return on Assets, Operating Cash Flow and discretionary.

Division managers will be measured against their respective division objectives which are determined from their respective division's Board approved annual operating budget. Corporate managers will be measured against the total corporate objective as determined by the Board approved annual operating plan. The corporate managers will earn a bonus providing the overall corporate performance standards are achieved regardless of whether each division achieves budget.

The description of operating income as a % of working assets and cash flow are the same as those used for the 1993 long term incentive plan previously submitted to the board and provided you with your 1993 Long-Term Incentive award.